Exhibit 99.1

Seaport Calibre Materials Acquisition Corp. Announces It Will Redeem Its Public Shares and Will Not Consummate an Initial Business Combination

NEW YORK, February 1, 2023 – Seaport Calibre Materials Acquisition Corp. (Nasdaq: SCMA) (the “Company”) announced today that, because the Company will not consummate an initial business combination within the time period required by its Amended and Restated Certificate of Incorporation (the “Amended Charter”), the Company intends to dissolve and liquidate in accordance with the provisions of the Amended Charter, effective as of the close of business on February 1, 2023.

On January 13, 2023, the Company filed with the Securities and Exchange Commission a definitive proxy statement (the “Proxy Statement”) in connection with a special meeting of stockholders to consider and vote on certain proposals, including an extension of the date by which the Company has to complete an initial business combination from February 1, 2023 to August 1, 2023 (the “Extension”). As described in the Proxy Statement, the Company is unable to proceed with the Extension because the number of public shares subject to a redemption election will cause the Company to have less than $5,000,001 of net tangible assets following approval of the Extension.

As a result, the Company will redeem all of the outstanding shares of Class A common stock (other than those already redeemed in connection with the Extension) that were included in the units issued in its initial public offering (the “Public Shares”), at a per-share redemption price of approximately $10.27.

As of the close of business on February 1, 2023, the Public Shares will be deemed cancelled and will represent only the right to receive the redemption amount.

In order to provide for the disbursement of funds from the trust account, the Company will instruct the trustee of the trust account to take all necessary actions to liquidate the securities held in the trust account. The proceeds of the trust account will be held in a non-interest bearing account while awaiting disbursement to the holders of the Public Shares. Record holders will receive their pro rata portion of the proceeds of the trust account by delivering their Public Shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action in order to receive the redemption amount. The redemption of the Public Shares is expected to be completed within ten business days after February 1, 2023.

The Company’s sponsor has agreed to waive its redemption rights with respect to its outstanding Class B common stock issued prior to the Company’s initial public offering. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless.

The Company expects that the Nasdaq Stock Market LLC will file a Form 25 with the United States Securities and Exchange Commission (the “Commission”) to delist the Company’s securities. The Company thereafter expects to file a Form 15 with the Commission to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC, and subsequent reports filed with the SEC, as amended from time to time. Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Seaport Calibre Materials Acquisition Corp.
212-616-7700